Exhibit 99.1

At NationsHealth:	At Rx Communications Group:
Tim Fairbanks, CFO 954-903-5000	Melody A. Carey (investors) 917-322-2571

FOR IMMEDIATE RELEASE

NATIONSHEALTH MOVES TO NASDAQ CAPITAL MARKET

SUNRISE, Fla. – December 12, 2006 — NationsHealth, Inc. (Nasdaq: NHRX; NHRXW; NHRXU) today announced that The NASDAQ Stock Market, Inc. has approved the Company’s application to transfer the listing of its securities from The NASDAQ National Market to The NASDAQ Capital Market. The Company anticipates that its common stock, warrants and units will begin trading on The NASDAQ Capital Market effective with the beginning of trading on December 13, 2006, under the current symbols “NHRX,” “NHRXW” and “NHRXU,” respectively. Until that time, the Company’s securities will continue to trade on The NASDAQ National Market under these symbols.

About NationsHealth, Inc.
NationsHealth improves the delivery of healthcare to Medicare and managed care beneficiaries by providing medical products and prescription related services. NationsHealth provides home delivery of diabetes, ostomy and pharmacy products to approximately 102,000 patients across the nation. NationsHealth is also the provider of diabetes supplies to more than 13,000 Medicare beneficiaries at over 1,100 Kmart pharmacies. In addition to its medical products business, NationsHealth also provides education, marketing, enrollment and customer service to insurance plans, with a focus on Medicare Part D plans. NationsHealth has an agreement with CIGNA to service its Medicare Part D prescription drug plans nationally. For more information please visit http://www.nationshealth.com.

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